Exhibit 10.17
FOURTH AMENDMENT TO LEASE
     THIS FOURTH AMENDMENT TO LEASE (“Amendment”) dated for reference and effective for all purposes as of January 1, 2010, by and between RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company (“Landlord”), successor in interest to BCIA New England Holdings LLC (“BCIA”), a Delaware limited liability company, and AMERESCO, INC., a Delaware corporation (“Tenant”).
RECITALS:
     A. BCIA and Tenant entered into that certain Lease dated November 20, 2000 (“Original Lease”), for approximately 11,684 rentable square feet (“Original Premises”) on the fourth (4th) floor of the building known as Point West Place, 111 Speen Street, Framingham, Massachusetts (the “Building”).
     B. BCIA and Tenant entered into the First Amendment To Lease dated November 30, 2001 (“First Amendment”) and expanded the Original Premises by including an additional 864 rentable square feet on the 4th floor of the Building totaling 12,548 rentable square feet.
     C. BCIA and Tenant entered into the Second Amendment To Lease and Expansion Agreement dated April 8, 2005 (“Second Amendment”) and expanded the already expanded Original Premises by including an additional 2,447 rentable square feet on the 4th floor of the Building totaling 14,995 rentable square feet (herein referred to as the “Current Premises). In addition, BCIA licensed to Tenant pursuant to a certain Storage Space License, attached to the Second Amendment, the use of approximately 400 rentable square feet of storage area in the basement of the Building as therein referred to as the Storage Space.
     D. Landlord succeeded to all of the right, title and interest of BCIA under the Lease.
     E. Landlord and Tenant entered into the Third Amendment To Lease and Expansion Agreement dated April 17, 2007 (“Third Amendment”) and expanded the already expanded Original Premises by including an additional 5,362 rentable square feet on the 4th floor of the Building, so that the total rentable square footage of the Premises on the 4th floor of the Building is 20,357 rentable square feet (herein referred to as the “Premises”).
     F. The Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment, is herein referred to as the Lease.
     G. Tenant and Landlord now desire to, further amend the Lease to extend the Term and provide for certain other Lease modifications, on the terms and conditions as hereinafter set forth.
     H. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and in the event of a conflict, this Amendment shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Recitals. The recitals set forth above are hereby incorporated herein as if fully set forth.
     2. Capitalized Terms. All capitalized terms used herein shall have the same meanings ascribed to them in the Lease, unless otherwise defined in this Amendment.
     3. Term. The existing Term, which is scheduled to expire December 31, 2010, is hereby extended to expire on June 30, 2016.
     4. Rent Schedule. Effective January 1, 2010, Tenant shall pay Basic Rent for the Premises according to the following schedule:

		Rentable	Annual Rent			Monthly
		Square	Per Square			Installment of
Period		Footage	Foot	Annual Rent		Rent
from	through
1/1/2010	12/31/2010	20,357	$19.50	$396,961.50	*	$33,080.13
1/1/2011	12/31/2011	20,357	$20.00	$407,140.00		$33,928.33
1/1/2012	12/31/2012	20,357	$20.50	$417,318.50		$34,776.54
1/1/2013	12/31/2013	20,357	$21.00	$427,497.00		$35,624.75
1/1/2014	12/31/2014	20,357	$21.50	$437,675.50		$36,472.96
1/1/2015	12/31/2015	20,357	$22.00	$447,854.00		$37,321.17
1/1/2016	6/30/2016	20,357	$22.50	$458,032.50		$38,169.38

*	Tenant shall be entitled to six (6) months of abatement of the Monthly Installment of Rent in calendar 2010, commencing with the Monthly Installment of Rent for May 2010, through October 2010 inclusive.
     5. Condition of Premises. Landlord shall perform certain work and provide an allowance as provided in Exhibit A which is attached hereto and made a part of this Amendment. Otherwise, Tenant acknowledges that (i) Landlord shall have no obligation to perform any additional construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment, (ii) all Landlord obligations of construction and/or reimbursement for cost of same have been satisfied, and (iii) Tenant accepts the Premises in its “as is” condition.
     6. Base Year for Operating Expenses. The Base Year for Operating Expenses shall be calendar year 2010. Section 9.1 of the Lease, is modified as follows: The definition of “Operating Expenses” as originally set forth therein shall now be modified to include the following: There shall be no escalation charges for the first twelve months of the Term and the Base Year shall be calculated on a full twelve month period, with such calculation reflecting a fully occupied building. It is also understood that the management fee previously allowed shall now be more specifically defined by including the following: Operating Expenses shall include a management fee equal to the amounts customarily charged by professional property management firms providing a similar level of service in similar properties in the same rental market. As a part of its portfolio optimization plan, Landlord reevaluates and competitively bids its contracts at approximately thirty six month intervals.
     7. Base Year for Taxes. The Base Year for Taxes shall be the twelve (12) month period beginning July 1, 2009.
     8. Security Deposit. No security deposit will be required.
     9. Storage Space License. The approximately 400 rentable square feet of storage area in the basement of the Building which was referred to as the Storage Space in the Storage Space License attached to the Second Amendment, shall continue in full force and effect, at the current rate of Two Thousand Dollars ($2,000) per year, payable in equal monthly installments of $166.67. Tenant shall have the right to cancel the Storage Space upon the giving of two (2) months written Notice to Landlord.
     10. Tenant Electricity. Landlord shall install a check-meter or submeter, within sixteen (16) weeks after execution of this Amendment, which will measure Tenant’s actual consumption of electricity in the Premises. From and after the date such meter is placed into service, the third sentence of Section 7.4(b) of the Lease is amended in its entirety to state as follows: “Landlord shall charge Tenant for (i) all electricity consumed in the Premises based on check-meter or submeter readings, at the same rate as is charged to Landlord by the applicable utility provider, plus (ii) as part of operating expenses, Tenant’s Proportionate Share of the electricity and natural gas used in connection with the HVAC system and common areas for the Building. Landlord shall provide Tenant with submeter readings and electric bill and rate information so that Tenant can verify the amounts charged by Landlord to Tenant. From and after the date such meter is placed into service, the definition “Cost of Tenant’s Electricity for Lights and Plugs,” as defined in Section 1.1 of the Lease shall be null and void.
     11. Renewal Option. In lieu of all other renewal options provided for in the Lease, Tenant shall, provided Tenant is not in default under any of the material terms and conditions of the Lease at the time of notification, have one (1) option to renew this Lease for a term of five (5) years, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, and conditions as set forth below:
          (a) If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is twelve (12) months prior to the expiration of the Term of the Lease but no later than the date which is nine (9) months prior to the expiration of the Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of the Lease.
          (b) The Basic Rent in effect at the expiration of the Term of the Lease shall be adjusted to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the new Basic Rent for the Premises no later than sixty (60) days after receipt of Tenant’s written request therefor. For purposes of this Lease, Tenant’s written exercise of the option shall serve as the written request therefor. In no event shall the new Basic Rent be less than the Basic Rent in the preceding period.
          (c) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew except for an affiliate of Tenant.
     12. Right of First Refusal to Lease. All previous rights of first offer and other expansion rights provided for in the Lease are hereby deleted. In lieu thereof, provided Tenant is not then in default under the Lease, Tenant shall have the right to lease, after expiration of the current lease thereof, (i) approximately 1,172 rentable square feet on the 4th floor of the Building as shown on Exhibit C, and (ii) approximately 1,474 rentable square feet on the 4th floor of the Building as shown on Exhibit C (each, an “Expansion Space”) at such time as Landlord receives an offer from a third party to lease an Expansion Space which Landlord is prepared to accept (the “Offer”). In such a case, Landlord shall give written notice to Tenant of the Offer, in all its particulars and Tenant shall have a period of ten (10) business days in which to exercise Tenant’s right to lease the Expansion Space, failing which Landlord may lease all or some portion of the Expansion Premises to the third party on the basis of the Offer. In the event such third party does not lease the Expansion Space pursuant to the Offer, Landlord shall be obligated to follow the foregoing procedure for any subsequent Offer which it receives. If such third party does lease the Expansion Space pursuant to the Offer, Tenant’s right of first refusal with respect to that Expansion Space shall continue. If Tenant exercises its option to include the Expansion Space hereunder, effective on the delivery date specified in the Offer, the Expansion Space shall automatically be included in the Premises and subject to all the terms and conditions of the Lease, except as set forth in the Offer and as follows:
          (a) Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the Expansion Space.

          (b) Except as set forth in the Offer, the Expansion Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the Expansion Space or grant Tenant any improvement allowance thereon.
          (c) If requested by Landlord, Tenant shall, prior to the beginning of the term for the Expansion Space, execute a written memorandum confirming the inclusion of the Expansion Space and the Basic Rent for the Expansion Space.
          (d) Notwithstanding the foregoing, Tenant shall have no right to lease the Expansion Space if the Termination Date under this Lease is prior to the date on which the term of the lease of the Expansion Space would expire under the terms under which Landlord intends to offer the Expansion Space to the public (“Expansion Termination Date”) (e.g., if only one year remains in the term of this Lease but Landlord requires a minimum term of three years for the Expansion Space, Tenant would have no right to lease the Expansion Space). However, if Tenant has a remaining renewal option which, if properly exercised, would extend the Termination Date of this Lease to or beyond the Expansion Termination Date, Tenant shall have the right to lease the Expansion Space if, concurrently with its exercise of that right, it also exercises such renewal option.
          (e) The current term of the lease of the 1,172 RSF Expansion Space expires on May 31, 2012, and the current term of the lease of the 1,474 RSF Expansion Space expires on April 30, 2012. However, nothing herein shall be construed as to prohibit Landlord from extending the term of the lease of any existing tenant or of any future tenant who first leases the Expansion Space after compliance with this Paragraph 12.
          (f) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid right of first refusal shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid right except for an affiliate of Tenant.
     13. Right of First Offer to Purchase. Landlord hereby grants to Tenant a Right of First Offer to purchase the Property which includes the land in Framingham Massachusetts along with the Building and other improvements, (for this Right of First Offer Period, hereinafter the “Building”) during the “Right of First Offer Period,” which shall commence on the date of this Amendment and shall terminate upon expiration of this Lease.
          (a) If, during the Right of First Offer Period, Landlord decides to sell the Building, Landlord shall provide to Tenant a letter of intent specifying the specific terms upon which Landlord wishes to sell the Building (the “Offering Notice”). If Tenant desires to purchase the Building, Tenant shall, within fifteen (15) business days after receipt of the Offering Notice, notify Landlord, in writing, either (i) that Tenant intends to exercise its Right of First Offer on the terms stated in the Offering Notice, or (ii) that Tenant declines to exercise its Right of First Offer. If Tenant fails to give such notice within such fifteen (15) business day period, Tenant will be deemed to have declined to exercise its Right of First Offer. If Tenant declines, or is deemed to have declined, to exercise its Right of First Offer, Tenant shall have no further exclusive or special right or option to purchase the Building, and, at Landlord’s request,

Tenant shall so confirm in a recordable instrument. This shall not, however, preclude Tenant from consideration as a purchaser in an open market purchase of the Building.
          (b) If the Building is sold to a third party after full compliance with the terms of this Amendment and an Offering Notice, Tenant’s Right of First Offer thereafter shall be null and void and shall not be binding on such purchaser nor applicable to any subsequent sale of the Building.
          (c) If Tenant decides to purchase the Building under the terms of the Offering Notice, the Tenant shall within the fifteen (15) business day period execute the letter of intent presented by the Landlord and make a non-refundable deposit per the terms of the letter of intent, and close the transaction within 60 days.
          (d) Notwithstanding anything in the foregoing to the contrary, Tenant’s Right of First Offer shall not apply to, and Tenant shall have no right to purchase the Building in connection with, (i) the sale or transfer of the Building to an affiliate of Landlord or Landlord’s investment manager (which sale or transfer shall not, however, void Tenant’s Right of First Offer on a later sale or transfer in an arms length transaction), or (ii) the sale or proposed sale of the Building to a third party where the Building is a portion of a package or portfolio sale including one or more additional properties (and upon completion of such third party sale, Tenant’s Right of First Offer shall be null and void).
          (e) This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid right of first offer shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid right except for an affiliate, or shareholder of Tenant.
     14. Commissions. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with this Amendment, except for Richards Barry Joyce & Partners, LLC, whose commission shall be paid by the Landlord pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Amendment from any other real estate broker or agent.
     15. Parking Garage. The second sentence of Section 2.2(c) of the Original Lease, as modified, is replaced in its entirety by the following: “Three (3) of Tenant’s Share of Parking Spaces shall be available for Tenant’s use, on a non-exclusive, unreserved basis, in the parking garage on the Property.”
     16. Assignment and Subletting. In the first sentence of Section 6.3 of the Lease, the words “sixty percent (60%)” are replaced by “fifty percent (50%).”
     17. Relocation. Section 15.5 of the Lease is deleted in its entirety. Landlord shall have no right of relocation.

     18. Signage. So long as Tenant is not in default and occupies not less than 20,357 rentable square feet in the Building, Tenant shall be permitted to install identification signage on the exterior of the Building. Such signage (1) shall be consistent in size and quality with existing and any previous such signage at the Building, (2) shall be installed at Tenant’s sole expense, and only after first receiving Landlord’s approval of plans and specifications therefor, such approval not to be unreasonably withheld, as well as any necessary permits, and (3) must comply with all applicable laws, codes and ordinances. At the expiration or earlier termination of the Term, Tenant shall remove all such signage and repair any damage caused by such removal, all at Tenant’s sole cost and expense.
     19. Generator. Tenant will be permitted to install and maintain a generator, at its sole expense, for use for emergency backup power, on Landlord’s property at a location designated by Landlord, subject to the following terms and conditions:
          (a) The location of the generator must be acceptable to Landlord in its sole and absolute discretion.
          (b) The specifications for the generator itself and for its installation, including mounting, screening and landscaping, are subject to Landlord’s prior written approval.
          (c) The generator must be screened and landscaped as required by local authorities. Tenant at its sole expense is responsible for obtaining any and all permits and other approvals required from the local authorities. Tenant, at its sole expense, shall comply with all terms and conditions of any such permits and approvals and with all applicable codes and ordinances, including, without limitation, any restrictions on times of testing or operation.
          (d) Tenant, at its sole expense, shall at all times maintain and keep the generator and all appurtenances and related equipment in good condition and repair, and, without limiting any other provisions of the Lease, shall indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, judgments, costs and expenses (including reasonable attorneys fees and costs) arising out of or in any way related to Tenant’s installation, use, maintenance, repair and removal of the generator and appurtenances and related equipment, including, without limitation, fuel leaks and electrical problems, except to the extent such claim is caused by or is arising from the negligence of Landlord its agents.
          (e) The generator shall be and remain the property of Tenant during the Term and during such Term it shall be Tenant’s obligation to maintain and keep the generator and all its appurtenances and related equipment in good condition and repair. Upon the expiration or sooner termination of the Term, the generator shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale, and will be transferred AS IS, WHERE IS AND WITH ALL FAULTS EXCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR SUITABILITY. However, if Landlord elects by notice given to Tenant at least thirty (30) days prior to expiration of the Term, Tenant shall, at Tenant’s sole cost, remove the generator and all appurtenances and related equipment, and repair any damage caused by such removal, including removal of screening and re-landscaping so as to restore the area to a condition as previously found prior to the installation as reasonably required by Landlord.
     20. Subordination and Non-Disturbance Agreement. Landlord shall obtain a Subordination and Non-Disturbance Agreement from its current lender in favor of Tenant, in the form of Exhibit B attached hereto.
     21. Storage Space License. The Storage Space License, as attached to the Second Amendment, as modified by the Third Amendment, remains in full force and effect. Tenant may terminate the Storage Space License on not less than two (2) months prior written notice.
     22. Incorporation. Except as modified herein, all other terms and conditions of the Lease and the Storage Space License shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.
     23. Tenant’s Authority (OFAC). Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that Tenant has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. To Tenant’s knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

     24. Limitation of Landlord Liability. Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company		AMERESCO, INC., a Delaware corporation

By:	RREEF America L.L.C., a Delaware limited liability company, Authorized Agent

By:	/s/ Robert D. Seaman	By:	/s/ Kathleen Devlin Ruggiero

Name:	Robert D. Seaman	Name:	Kathleen Devlin Ruggiero

Title:	Vice President, Asset Management	Title:	Vice President

Dated:	4.27, 2010	Dated:	4-23, 2010

EXHIBIT A
attached to and made a part of the
FOURTH AMENDMENT TO LEASE
between RREEF AMERICA REIT III-Z1 LLC
and AMERESCO, INC.
dated January 1, 2010
111 Speen Street, Framingham, MA
WORK
1. Landlord’s Work. Landlord shall perform the following improvements to the Building:
     1.1 Install automatic push-pad system at the front entrance.
     1.2 Upgrade elevator control systems and door operators in accordance with the scope of work attached to this Exhibit as Schedule I.
2. Tenant’s Work; Plans and Specifications.
     2.1 Tenant shall employ professionals reasonably satisfactory to Landlord for preparation of the necessary architectural, mechanical and electrical plans, drawings and specifications pertaining to the construction work and improvements which Tenant intends to perform in the Premises at any time during the Term of this Amendment in connection with Tenant’s occupancy (“Tenant’s Work”). Tenant, at its expense, shall furnish Landlord with architectural and design plans and specifications (“Tenant’s Plans”) prepared first in preliminary form (“Preliminary Plans”), and thereafter in working form (“Working Drawings”), and covering the Tenant’s Work. Tenant shall pay all costs and expenses relating to Tenant’s Plans. All Tenant’s Plans shall meet the requirements set forth in Schedule II.
     2.2 Upon submittal of any portion of Tenant’s Plans, Landlord shall review Tenant’s Plans and shall either approve Tenant’s Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord shall advise Tenant of its approval or comments on the Tenant’s Plans within seven (7) business days after Landlord’s receipt of the Tenant’s Plans. In the event that Landlord shall disapprove of any portion of Tenant’s Plans, Tenant shall have ten (10) business days after Landlord’s notification of its disapproval to revise Tenant’s Plans and resubmit them to Landlord. In the event Landlord fails to approve or disapprove Tenant’s Plans or any changes thereto within the time period set forth above, and if such failure continues thereafter for three (3) business days after Landlord’s receipt of a second notice from Tenant requesting action on Tenant’s Plans, Tenant’s Plans or the changes shall be deemed to be approved.

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     2.3 After approval of Tenant’s Plans or any portion thereof, Tenant shall not in any way modify, revise or change such Plans without the prior written consent of Landlord. If Landlord approves such request, the entire cost of such change, including the cost of revising Tenant’s Plans or preparing new plans, shall be borne by Tenant.
     2.4 Except for such matters, if any, as shall have been required by Landlord and not requested by Tenant, it shall be Tenant’s responsibility that the Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon written request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Tenant’s Work to be commenced and continued to completion and the so constructed Premises to be occupied.
3. Cost Estimates and Payment Protection; TI Allowance.
     3.1 Tenant is responsible for the entire “cost of the Tenant’s Work” (defined below), subject to Landlord’s obligation to pay the TI Allowance (defined below). Prior to commencing any of the Tenant’s Work, Tenant shall submit to Landlord a written estimate of the cost of the Tenant’s Work, based upon competitive bids or a fixed-price contract (an “Estimate”).
          3.1.1 The cost of the Tenant’s Work is the total of all “hard” and “soft” costs for the design, permitting and construction of the Tenant’s Work, and includes, without limitation, the following:
               (a) All costs and expenses actually incurred by Tenant pertaining to the Tenant’s Work, including, but not limited to, costs charged by contractors, subcontractors and general and other conditions costs and expenses in connection with preparation of the Premises for occupancy;
               (b) All costs and expenses of preparation of the plans for such construction, and site inspection and contract administration by Tenant’s consultants, project managers, consulting architects and/or engineers;
               (c) All costs of permits, licenses and other approvals required for the performance of Tenant’s Work;
               (d) A construction management fee to Landlord of (x) five percent (5%) of the total of the costs under the foregoing paragraphs (a), (b) and (c) if such total is more than $25,000 but not more than $100,000, and (y) three percent (3%) of the total of the costs under the foregoing paragraphs (a), (b) and (c) if such total is more than $100,000; and
               (e) Reimbursement to Landlord for its actual cost reasonably incurred for third-party architects, engineers and other professionals engaged for the purpose of reviewing and approving Tenant’s Plans and respond to Tenant’s requests to Landlord, in connection with Tenant’s Work, with respect to changes, interpretations and approvals.

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     3.2 Each disbursement of the TI Allowance shall be subject to satisfaction of each of the following conditions as of the time of such disbursement:
          3.2.1 The disbursement should be based upon a schedule of values provided by Tenant indicating the percent complete and or materials purchased and/or on site, subject to retention of up to ten per cent (10%) excluding the final disbursement and any excess balance as is described below of up to $78,883.38 which may be applied to Rent; and
          3.2.2 Receipt by Landlord of sworn statements, waivers of lien and other documents and assurances pertaining to the Tenant’s Work sufficient to protect Landlord against mechanics’ and other liens; and
          3.2.3 Receipt of assurances satisfactory to Landlord that the undisbursed balance of the TI Allowance after such disbursement is adequate to complete the remaining Tenant’s Work; and
          3.2.4 Tenant is then in full compliance with all the terms and provisions of the Lease and has not committed or suffered any act or omission which constitutes, or will constitute with the passage of time, an incurable Event of Default of Tenant under the Lease or a material breach by Tenant of any term or provision of this Agreement.
     3.3 Notwithstanding the foregoing, until such time as Tenant has decided to apply the excess balance of $78,883.38 as is described below at which such time, withholding shall cease, Landlord shall be entitled to withhold up to 10% of any draw request to be disbursed upon completion of the Tenant’s Work as assurance that the Tenant’s Work will be properly completed. Any final disbursement from the deposit will also be conditioned upon Tenant’s satisfaction of its obligations under Paragraph 5 below.
     3.4 Landlord hereby agrees to pay to Tenant toward the cost of the Tenant’s Work which for purposes of this Amendment shall include improvements to Tenant’s space and Work up to $315,533.50 ($15.50 per rsf, the “TI Allowance”), to be disbursed as set forth in Sections 3.2 and 3.3 above. If the total cost of the Tenant’s Work exceeds the TI Allowance, the entire amount of such excess shall be borne by Tenant. If the TI Allowance amount exceeds the total cost of Tenant’s Work, Tenant may apply such excess, up to a maximum of $78,883.38, as a credit against base rent. The TI Allowance may only be applied towards the cost of actual improvements to the Premises, and not the purchase of any furniture, equipment or other personal property. “Improvement” may include, without limitation, (i) repairs and replacement of HVAC systems and ductwork (using Building-standard materials or better); (ii) carpeting and painting; (iii) partitions (erection and removal); (iv) installation, repairs and replacement of electrical and plumbing equipment and network, video, security, and telephone cabling and wiring; and (v) improvements to the Board Room, such as lighting and ceiling. The rent credit must be used, and the conditions to disbursement of at least one-half of the TI Allowance must be satisfied, not later than August 31, 2011 (i.e., at least 75% of the total TI Allowance, or $236,650.13, must be used by that date). The conditions to disbursement of

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the remainder of the TI Allowance must be satisfied not later than June 30, 2012. Landlord shall have no obligation to disburse any portion of the TI Allowance as to which the conditions to disbursement thereof are not satisfied by June 30, 2012.
4. Contracts and Contractors for the Tenant’s Work. Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the Tenant’s Work. Tenant agrees to retain contractors, subcontractors and materialmen who are of good reputation and experienced in and favorably known for the construction of space comparable to the Premises in the metropolitan area where the Building is located and that are properly licensed for the work they are to perform. Tenant shall provide Landlord with a list of all contractors, subcontractors and materialmen to be utilized by or for Tenant with respect to the Tenant’s Work and provide true, correct and complete copies of all contracts relating to the Tenant’s Work. Such contractors, subcontractors, materialmen and contracts must be satisfactory to Landlord in Landlord’s reasonable discretion, and shall not be employed or executed, as the case may be, without Landlord’s written approval first obtained which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant and Tenant’s contractors shall use qualified craftsmen and laborers who are compatible with the trade unions operating in the Building (if any) and Tenant shall take promptly upon Landlord’s written demand all reasonable measures necessary to avoid labor unrest in the Premises and in the Building which is caused by Tenant or Tenant’s contractors. Before commencing any work in the Building, Tenant and its contractor must acknowledge in writing that they have received, reviewed and agreed to be bound by Landlord’s Construction Rules and Regulations for the Building, a copy of which is attached to this Exhibit as Schedule IV.
5. Construction. Promptly upon Landlord’s approval of the Tenant’s Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals. Upon issuance of such approvals, Tenant shall commence the Tenant’s Work and shall diligently prosecute the Tenant’s Work to completion. Tenant agrees to cause the Tenant’s Work to be constructed in a good and workmanlike manner using materials specified in the Tenant’s Plans or their reasonable equivalent (first-class quality materials, if not specified), at its sole cost and expense in accordance with the provisions of the Lease. Any costs incurred by Landlord in providing utilities, supervision or other services needed for the accomplishment of the Tenant’s Work shall be reimbursed by Tenant to Landlord. Upon completion of the Tenant’s Work, to the extent appropriate, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested in writing by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof. Landlord shall have the right to observe the performance of the Tenant’s Work and Tenant shall take all such actions with respect thereto as Landlord may, in its good faith determination, deem advisable from time to time to assure that the Tenant’s Work and the manner of performance thereof shall not be injurious to the engineering and construction of the

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Building or the electrical, plumbing, heating, mechanical, ventilating or air-conditioning systems of the Building and shall be in accordance with the Plans and the provisions of this Lease.
6. Miscellaneous.
     6.1 All rights and remedies of Landlord herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.
     6.2 This Exhibit B shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise.
     6.3 Tenant shall, before commencing any of the Tenant’s Work, and for so long as any Tenant’s Work shall continue, comply with the insurance requirements in Schedule III and Schedule IV. In the event Tenant fails to so comply, Landlord shall have the option, but not the obligation to procure the required insurance and charge Tenant the cost of such compliance as additional rent.

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SCHEDULE I
ELEVATOR WORK

Controller	Replace	Existing control system will be replaced with a new MCE control system.
Car Fixtures	Replace	Existing car fixtures will be replaced with new ADA compliant fixtures, finish to match existing
Corridor Fixtures	Replace	Existing corridor fixtures will be removed and replaced with new ADA compliant fixtures, finish to match existing
Door Operator	Replace	Existing door operator will be removed and replaced
Power Unit	Replace	Existing power unit will be removed and replaced

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SCHEDULE II
STANDARDS FOR PLANS
1. The space plan shall contain the following information:
     (a) A layout of the Premises showing demising, corridor and exterior walls in relationship to the Building core. The locations of exterior window mullions, columns, stairways and other building features shall also be shown on the Space Plans.
     (b) The location and composition of all walls. Non-standard improvements, such as walls requiring insulation, half walls, vinyl wall coverings or walls requiring special construction must be clearly noted on the Space Plans. Sectional details must be provided to adequately describe the construction of any non-standard wall.
     (c) The location, size and swing of all doors. All doors shall conform with Landlord’s standard door specifications, unless otherwise noted on the Space Plans.
     (d) A description of flooring materials.
     (e) A reflected ceiling plan showing the layout of lighting fixtures, switches, and any other non-standard improvements which are to be located within the ceiling system.
     (f) The location of all telephone and electrical outlets. Non-standard improvements, such as outlets to be located more than twelve (12) inches above the floor, dedicated circuit outlets or high amperage/voltage outlets must be clearly noted on the Space Plans.
2. The working drawings shall be prepared at a scale of not less than 1/8"=1 foot.
3. All working drawings shall be prepared based upon the use of Landlord’s standard materials and finishes used in the Building. The Plans shall contain sufficient notations, specifications and details to describe all Improvements, including but not limited to:
(a)	Insulated walls, special wall coverings, graphics, special painting or special wall materials such as plate glass or glass block.

(b)	Door dimensions, thickness, hardware or locks.

(c)	Flooring materials.

(d)	Electrical outlets requiring a dedicated circuit, more than 120 volts or more than 15 amperes.

(e)	Telephone outlets requiring more than 3/4 inch diameter conduit.

(f)	Light fixtures, exhaust fans, ceiling heights, or ceiling designs using non-standard materials.

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(g)	Any special conduits, receptacles or electrical devices necessary to serve communications equipment, computers or other facilities to be installed by Tenant.

(h)	Any special requirements to accommodate handicapped employees of Tenant within the Premises.

(i)	Any requirements for fire protection of computers, other equipment or materials installed by Tenant.

(j)	Any requirements for special fire detection or life safety equipment not required by applicable building codes in effect at the time of construction.

(k)	Any special reinforcing of the floor system which will be necessary to support computers, filing systems, equipment or furnishings having a load exceeding fifty pounds per square foot of floor area.

(l)	Any special requirements for humidity control, temperature control, extra air-conditioning capacity, ventilation or heating which would not be provided by Landlord’s standard building systems. Such special requirements may arise as a result of Tenant’s desire to install a computer or other equipment which generates heat, food preparation facilities, bathrooms, laboratories, microfilm storage or other special facilities, equipment or products.

(m)	Any private bathrooms, wet-bars, kitchens, vending machines or other installations requiring plumbing work or ventilation.

(n)	Any cabinetry, wood paneling, reception desks, built-in shelving or furniture.

(o)	Any improvement which will require modification of the Building’s structural, mechanical or electrical components.

(p)	Sufficient details, specifications and other information as may be necessary for accurate pricing of any other non-standard Improvements

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SCHEDULE III
INSURANCE REQUIREMENTS
     1. Tenant shall cause to be maintained for Landlord’s benefit insurance in an insurance company or companies which are “A” rated, Class VII or better in Best’s Key Rating Guide or such lesser standard as shall be acceptable to Landlord and authorized to transact business in the state in which the Building is located, protecting Landlord against liabilities arising out of the operations of subcontractors and sub-subcontractors as well as Tenant’s contractor (“Contractor”) with respect to all the Tenant’s Work, including at least and in amounts not less than:
          (a) Worker’s Compensation & Employers Liability: Statutory limits required by applicable Worker’s Compensation Law and $500,000 per occurrence for Employers Liability, without limitation including all liability arising under any applicable structural work act and any other statute for the protection of employees.
          (b) Commercial General Liability including Landlord’s and Contractor’s Protective, products, and completed operations coverage, contractual liability including Contractor’s indemnity agreements contained in the Contract Documents, personal injury (employees’ exclusion deleted) $5,000,000 per occurrence Bodily Injury and Property Damage, $5,000,000 combined single limit. This limit can be provided through a combination of a primary general liability policy and an umbrella liability policy or other multi-property “blanket” liability coverage. Landlord may require deletion of the “x, c, u” exclusion, if applicable.
          (c) Comprehensive Auto Liability including owned, non-owned, or hired vehicles coverage: $1,000,000 per occurrence Bodily Injury and Property Damage Liability (Combined Single Limit).
          (d) Builder’s Risk in an “all risk” form covering the Tenant Work against loss by fire and other casualty in an amount equal to the full insurable value of the Tenant Work.
Notwithstanding the foregoing, upon Tenant’s request Landlord shall provide the coverages set forth in subparagraph (d) above and Tenant shall reimburse Landlord for the actual cost thereof.
     2. Contractor shall either have the Landlord added as an additional named insured to the preceding Commercial or Comprehensive General Liability insurance policy or shall supply a separate Landlord’s Protective policy, with limits as specified, naming the Landlord as named insured, and said General Liability or Landlord’s Protective policy shall be maintained in force until the completion of the Tenant’s Work.
     3. Each insurance policy shall be written to cover all claims arising out of occurrences taking place within the period of coverage; insurance written to cover only claims made within the policy period is not acceptable without the express advance written consent of

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Landlord. To the extent the policy is not a Landlord’s Protective policy, it shall be endorsed to indicate that it is primary as respects Landlord, not contributory with any other insurance available to the Landlord and not subject to reduction of coverage as to Landlord by reason of any claim asserted against Contractor other than in connection with the Tenant’s Work or by reason of any misstatement, act or omission of any party other than Landlord applying for or insured by such insurance.
     4. Each insurance policy and any certificate furnished in lieu of a policy shall state that it will not be cancelled, reduced or materially changed without thirty (30) days’ prior written notice to Landlord. In the event Tenant fails to provide replacement coverage at least three (3) business days prior to the expiration of any policy of insurance, Landlord may at its option secure such insurance and Tenant shall reimburse Landlord for the cost thereof as additional rent; but Landlord shall not have any obligation to secure any such insurance.
     5. If and so long as any monies shall be or be about to be owed to any lender upon the security of an interest in the Premises or the Building, at Landlord’s reasonable request, where permitted, the insurance required hereunder for Landlord’s protection shall also protect Landlord’s mortgagee and whenever Landlord is to be an additional insured, Landlord’s mortgagee shall also be so insured.
     6. Each of the aforesaid insurance coverages shall be placed into effect before any of the Tenant’s Work is commenced and shall be maintained in force at all times while and for at least so long as any of the Tenant’s Work is carried on, including without limitation, any and all activities performed in fulfillment of any obligation of Contractor or any Subcontractor to correct defects in the Tenant’s Work or under any other warranty. Before commencing any of the Tenant’s Work, and as often thereafter as reasonably requested by Landlord, Tenant shall supply Landlord with either the policies themselves or certificates of insurance satisfactory to Landlord, evidencing compliance with all the foregoing requirements.

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SCHEDULE IV
Landlord’s Construction Rules and Regulations
(begins on the next page)

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CB RICHARD ELLIS — N.E. PARTNERS, LP
Tenant Construction
Rules and Regulations

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TENANT CONSTRUCTION RULES AND REGULATIONS
General Requirements
1.	Tenant must submit Construction Documents (plans and specifications) to the CB Richard Ellis — N.E. Partners, LP Management Office for approval a minimum of four (4) weeks or the time period required under the lease document, whichever is longer, prior to commencement of the project.

2.	CB Richard Ellis — N.E. Partners, LP reserves the right to approve and restrict any sub-contractor, contractor or employee for any trade performing work in the building. A pre-qualification statement must be submitted to CB Richard Ellis — N.E. Partners, LP for sub-contractors who have not performed work with CB Richard Ellis — N.E. Partners, LP within the last two (2) years or on jobs of comparable size and dollar value.

3.	Tenant must submit to CB Richard Ellis — N.E. Partners, LP the following items two (2) weeks prior to the commencement of the project:
A.	Name of General Contractor/Construction Management Firm.

B.	Subcontractor List for approval.

C.	Certificates of Insurance from general contractor and subcontractor in compliance with insurance guidelines. Tenant, Owner and CB Richard Ellis — NE Partners, LP must be named additionally insured.

D.	Copy of Demolition Permit (if Applicable).

E.	Copy of Building Permit.

F.	Copy of Long-Form or Fast-Tract Application to Building Department.

G.	Construction Schedule.

H.	Project directory to include: name of firm, address, contact and telephone number.
4.	Tenant must schedule a project meeting with the CB Richard Ellis — N.E. Partners, LP construction coordinator two (2) weeks prior to commencement of project.

Weekly or bi-weekly project meetings are required for major construction projects. The CB Richard Ellis — N.E. Partners, LP construction coordinator may attend meetings as deemed necessary. The construction coordinator must receive a copy of the minutes on a weekly basis.

5.	CB Richard Ellis — N.E. Partners, LP reserves the right to restrict life safety design (sprinkler and fire protection) to its approved design engineers.

6.	Two hundred pound (200 lb.) pressure test of sprinkler system is required two (2) weeks prior to completion of project. Sprinkler contractor test certificates are due to CB Richard Ellis — N.E. Partners, LP at that time.

7.	Sprinkler contractor must provide five (5) sets of sprinkler drawings for approval by the insurance company.

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8.	Tenant shall provide a copy of the contract between the General Contractor and Tenant to Manger prior to the commencement of the work.

9.	All questions should be referred to CB Richard Ellis — N.E. Partners, LP at, BUILDING NAME.

10.	The contractor shall complete work without disruption from labor disputes and in harmony with other trades. All work to be performed shall be by qualified personnel in accordance with local rules and regulations, unless otherwise authorized in writing by CB Richard Ellis — N.E. Partners, LP.

11.	Air balancing by contractor is required two (2) weeks before project is completed.

12.	Testing of sprinkler system and fire protection devices is required two (2) weeks prior to completion of project and to obtain Certificate of Occupancy.

13.	The CB Richard Ellis — N.E. Partners, LP design/engineering review team may inspect contractor work in progress for compliance with applicable code and building standards.

14.	All contractor work shall be performed in accordance with all applicable laws and codes, local Fire Department and CB Richard Ellis — N.E. Partners, LP Construction Guidelines.

15.	Record of As-built drawings must be submitted within 30 days of the completion of the project.

16.	Tenant must submit Certificate of Occupancy at completion of project.
B.	Specific Requirements

Normal business hours are 8:00 a.m. to 6:00 p.m. Monday — Friday; 8:00 a.m. to 1:00 p.m. on Saturdays.
1.	The following work must be done on overtime, not during normal business hours.
•	Demolition above and below occupied space or which may cause disruption to other tenants in the building on other floors.

•	Coring for electrical/telephone floor outlets above occupied space.

•	Oil based or “Polymyx” painting on occupied multi-tenant floors (Latex paint work allowed).

•	Any work performed outside of project site.

•	Gluing of carpet on occupied multi-tenant floors.

•	Shooting of studs into deck for mechanical fastening devices (allowed until 8:30 a.m.) under occupied floors.

•	Drilling into deck for mechanical fastening devices (allowed until 8:30 a.m.).

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•	Testing of life safety system and sprinkler tie-ins.

•	Coordination of deliveries requiring use of loading dock and freight elevator exceeding 1/2 hour.

•	Deliveries via tractor/trailer trucks.

•	Any other activity which may cause disruption to tenants in the building
2.	Dollies and carts should be fitted with rubber wheels.

3.	Dragging of ladders, dropping of material is to be avoided over occupied floors.

4.	All work performed outside of project site must be coordinated with the property manager from the CB Richard Ellis — N.E. Partners, LP Management Office.

5.	The contractor must submit a “Building Service Request Form” to CB Richard Ellis — N.E. Partners, LP to schedule the services listed below. One week advance notice is required for approval. Emergency service may be provided with 24 hours notice.
•	Freight elevator usage after hours.

•	Sprinkler/life safety shutdown.

•	HVAC shutdown.

•	Access to site after normal business hours.

•	Major deliveries and tenant relocations.

•	Coordination with building staff.

•	Trash removal operation.

•	Security detail.

•	Any work/activity not noted above or performed during non-business hours.
6.	There is no contractor parking available at the loading dock. The loading dock is to be used for unloading equipment and materials only.

7.	Tradespersons are not allowed on passenger elevators. Construction workers should not use the emergency stairwells to access other floors unless an emergency situation arises or as approved by property management.

8.	Demolition: Contractor must use hard plastic hampers to transport demolition debris from work floor to loading dock. Hampers cannot be left on the loading dock. Queue on the work floor while transporting debris.

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9.	Badges: Tradespersons must enter the building through the loading dock and obtain a contractor badge. The badge is to be worn daily, be visible at all times, and presented to security for access to project site.

10.	Cleaning and Rubbish Removal: The contractor is responsible for leaving freight elevators and related work areas “broom clean”. The contractor will incur costs for clean-up if areas are left dirty, including servicing of freight elevator for demolition debris not transported properly. Rubbish cannot be stored in the work area and must be disposed of on a regular basis.

11.	Waiver of Mechanics Lien will be required prior to all payments.

12.	Contractor will post the building permit on a wall of the construction site or location required by the local inspector while work is being performed.

13.	Prior to demolition, if carpet is to remain in the suite, it is to be protected by a heavy plastic cover (or equal) or removed, stored, and reinstalled upon completion of work.

14.	Public area corridor and carpet is to be protected by plastic runners (or equal) or a series of walk-off mats from the elevator to the suite under construction.

15.	Contractor shall provide heavy plastic (or equal) screening for dust protection and/or temporary walls of suitable appearances as required by Property Management to screen the construction site.

16.	Walk-off mats are to be provided at entrance doors.

17.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of the Property Manager.

18.	No electrical services are to be put on the emergency circuit, without specific written approval from the Property Manager.

19.	When utility meters are installed, the contractor must provide the property manager with a copy of the operating instructions for that particular meter.

20.	The Property Manager will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the Building after “normal” business hours.

21.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to loading dock construction dumpster and will not use any building trash receptacles, but trash receptacles supplied to them.

22.	Construction personnel are not to eat in the lobby, main entrances, or in front of Building nor are they to congregate in the lobby or in front of Building.

23.	There will be no radios on the job site.

24.	All workers are required to wear a shirt, shoes, and full length trousers.

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25.	Protection of hallway carpets, wall coverings, granite and marble, and elevators from damage with masonite board, carpet, cardboard, or pads is required.

26.	Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at the offender’s cost.

27.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas, public lobbies, or entrances to the building.

28.	There will be no yelling, boisterous activities, or foul language.

29.	All construction materials or debris must be stored within the project confines or in an approved lock-up.

30.	There will be no alcohol or controlled substances allowed or tolerated. Individuals under their influence or in possession of such will be prosecuted.

31.	Contractor shall post no signs without Property Manager’s express approval which may be withheld for any reason.

32.	Any work performed on base building systems (i.e., roofing, HVAC, glass curtain wall, etc.) that could impact existing warranties shall be coordinated with Property Manager prior to performing said work. If Property Manager stipulates that a certain company/subcontractor/vendor must be used in order to preserve a warranty, then Contractor shall comply.

33.	Contractor shall supply Property Manager with a copy of all permits prior to the start of any work.

34.	Contractors shall be permitted to use the janitor’s sink for water supply on the floor(s) on which the construction occurs, however, contractors shall ensure that no drywall, mud, flammables or any other substance that could stop up the sanitary sewer system or be potentially hazardous, are put therein.

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DELIVERIES AND ELEVATOR SCHEDULE
Deliveries: Absolutely no deliveries will be allowed through the main lobby. Deliveries must be scheduled in advance with the CB Richard Ellis — N.E. Partners, LP. The delivery of sheet rock, light fixtures and other like material must be scheduled during non-business hours unless approved by property management.
Dockmaster Hours
Monday thru Friday/6:00 a.m. to 4:00 p.m.
Deliveries that require tractor trailers after the above hours will require that a dockmaster be present at current prevailing billable rates. A four (4) hour minimum labor charge is required.
Normal Freight Elevator Hours of Operation
Monday thru Friday/8:00 a.m. to 4:00 p.m.
During these hours deliveries of furniture, equipment, and construction materials that will occupy the elevator so as to preclude others from using it for longer than 1/2 hours, is not allowed.
Deliveries of sheet rock or like materials will not be allowed during normal freight elevator operations. (You must make arrangements for exclusive use of an elevator for these purposes).
All incidental deliveries, or minor moves between floors, of furniture or other equipment may be scheduled during the above hours of operation, on a first come first served basis.
Trash Removal Operation
Monday thru Friday/6:00 p.m. to 10:00 p.m.
During these hours the use of the elevators is limited to removal of building trash and the movement of service workers and their tools and equipment.
Hours Available for Exclusive Use of Freight Elevator(s)
Monday thru Friday/11:30 p.m. to 7:00 a.m.
Saturday & Sunday/24 hours
During the above hours of operation the freight elevators may be reserved for the exclusive use of a tenant or contractor. Reservations must be made, in writing, a minimum of twenty-four hours prior to, but not more than two weeks in advance of service request date. Reservations are not confirmed until a properly approved “Building Services Request Form” is returned to you.
No construction debris or materials are to be deposited in building compactors or open dumpsters not belonging to contractor.
Major furniture deliveries may require a Local 4 Elevator Constructor to operate service elevator. Cost for this person is a responsibility of the tenant.

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There is a four hour minimum labor charge for the elevator operator when after hours exclusive use is requested. Contact the CB Richard Ellis — N.E. Partners, LP Management Office for current rate charges.

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CB Richard Ellis — N.E. Partners, LP
VENDOR/SUBCONTRACTOR INSURANCE SPECIFICATIONS
1.	General Liability coverage in the form of a Comprehensive General Liability policy or a Commercial Liability policy with the broad form CGL endorsement included in the coverage. The insurance company issuing said policy must be rated B+ or better by Bests ratings.

2.	The general liability in Item #1 must be on an occurrence basis with per occurrence and aggregate limits of liability of no less than $5,000,000. This limit can be provided through a combination of a primary general liability policy and an umbrella liability policy or other multi-property “blanket” liability coverage. If there are any deductibles or self-insured retentions please state this.

3.	Automobile Liability and Worker’s Compensation Coverage must be in place.

4.	The following MUST be named as additional insured as their interest may appear: CB Richard Ellis — N.E. Partners, LP and BUILDING NAME

5.	Should any of the above described policies be canceled, not renewed, changed materially in amount of coverage or changed in insuring form, the vendor/subcontractor’s insurance company will give 30 days prior written notice to CB Richard Ellis — N.E. Partners, LP.
Please note that CB Richard Ellis — N.E. Partners, LP’s minimum requirements, as noted above and attached, in no way restrict your liability for any claims in excess of your policy limits.

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INSURANCE SPECIFICATIONS FOR CONSTRUCTION PROJECTS
Certificate of Insurance
The Contractor and each Sub-Subcontractor shall maintain at all times during the performance of the Work (with the exception of Completed Operations — Products Liability insurance which must be provided, to the extent reasonably available, for a period of two (2) years after Final Completion of the Work), and to pay for the following kinds of insurance, written for not less than the limits of liability set forth below or any limits required by law, whichever is greater.

Kind of Insurance		Amount

a.	Workers’ Compensation, including an “all states Endorsement”.	Statutory

b.	Employer’s Liability	$500,000 each accident $500,000 disease policy limit; $500,000 disease each employee

c.	Commercial General Liability including Blanket Contractual Liability, Employees as Additional Insureds, Completed Operations Products Liability and providing coverage for explosion, collapse and underground property damage hazards, Premises Medical Payments and Incidental Medical Malpractice, Broad Form General Liability Endorsement, Personal Injury Liability, and Broad Form Property Damage Endorsement.	$5,000,000 bodily injury and $5,000,000 property damage combined single limit per occurrence and annual aggregate $5,000,000 personal injury

d.	Comprehensive Automobile Liability (covering all owned, non-owned or hired vehicles).	$5,000,000 bodily injury each person and property damage each accident; $5,000,000 bodily injury each accident.

e.	Umbrella for Subcontractors	$4,000,000 Required if General Liability, bodily injury or combined totals are less than $2,000,000.

	Umbrella for General Contractor	$10,000,000 Required if General Liability, bodily injury or combined totals are less than $10,000,000.

f.	This insurance shall require provision of no less than thirty (30) days prior written notice of cancellation or material change sent by registered mail to the Architect, the Owner, the Landlord, and all other additional insureds under such insurance. The insurance required herein must be

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issued by responsible companies qualified to do business and in good standing in Massachusetts with an A.M. Best Company rating of A:XI or the highest other rating as may be required of Landlord by any mortgagee from time to time, or better.

g.	All such insurance to be written by responsible companies, qualified to do business and in good standing in Massachusetts with a Best’s insurance rating of A:XI or the highest other rating as may be required from time to time, or better, providing for notice at least 30 days prior to cancellation or renewal and naming as additional insureds: CB Richard Ellis — N.E. Partners, LP, BUILDING NAME, the architect, the tenant and all others as may be required.
Indemnity Agreement
The contractor agrees to indemnify and hold harmless CB Richard Ellis — N.E. Partners, LP and BUILDING NAME, its officers, employees, servants, and agents from and against any and all liability, loss and expense resulting from personal injury, sickness or disease, destruction of property, including the loss of use thereof, arising in while or in part, by reason of, or in any way resulting from operations under this contract, whether such operations be by said contractor or by any sub-contractor or any one directly or indirectly employed by either of them. Compliance by the contractor with the insurance provisions hereof shall not relieve contractor from liability under this provision.
Loss of Damage to Contractor’s Property
All property of any kind, owned, hired or supplied by the contractor or any subcontractor, their employees, servants or agents not intended to be incorporated into or made a part of the work to be performed under this contract shall be at the sole risk of the respective contractor, subcontractor or their employees, servants, or agents.
Subcontractors
The contractor shall require all of the subcontractors to provide minimum insurance coverage as is indicated herein to protect the contractor from claims resulting from any and all operations under this contract and any deficiency in the coverages or policy limits of said subcontractor’s insurance shall be the sole responsibility of the contractor.
Major Contractors
Umbrella coverage is required for limits as indicated herein.
Tirules 9/02

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Approved Subcontractor List

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EXHIBIT B
attached to and made a part of the
FOURTH AMENDMENT TO LEASE
between RREEF AMERICA REIT III-Z1 LLC
and AMERESCO, INC.
dated January 1, 2010
111 Speen Street, Framingham, MA
FORM OF SUBORDINATION AND NON DISTURBANCE AGREEMENT
(begins on the following page)

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LEASE SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
     This Lease Subordination, Nondisturbance and Attornment Agreement (this “Agreement”), made as of the ___day of                     , 200___, by and between                                                                (“Lessee”) and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation (“Lender”).
RECITALS
     A. Lender is the holder of a certain promissory note (the “Note”) issued by                                            (“Lessor”) dated                                             in the original principal sum of $                     and of the mortgage or deed of trust of even date therewith (the “Mortgage”) securing the Note, which Mortgage encumbers the real property (the “Property”) described on Exhibit A, attached hereto and made a part hereof.
     B. Lessee and Lessor, entered into a lease agreement (the “Lease”) dated                                             by which Lessee leased from Lessor certain premises commonly known as                                             (the “Leased Premises”), and constituting a portion of the Property.
     C. Lessee desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Lessee confirm the priority of the Mortgage over the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:
     7. Lessee hereby covenants and agrees that all its rights and interests whatsoever under the Lease in the Leased Premises and the Property are and shall remain subject and subordinate to the lien of the Mortgage, to all of the rights and interests of Lender under the Mortgage and to all the terms, conditions and provisions thereof, to all advances made or to be made thereunder or under the Note, and to any increases, renewals, extensions, modifications, substitutions, consolidations or replacements thereof or of the Note.
     8. So long as Lessee is not in default (beyond any period given Lessee in the Lease to cure such default) in the payment of rent or additional charges or in the performance of any of the other terms, covenants or conditions of the Lease on its part to be performed, Lessee shall not be disturbed by Lender in its possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, or in the enjoyment of Lessee’s rights under the Lease.
     9. If the interest of the Lessor under the Lease shall be acquired by Lender or any purchaser (“Purchaser”) by reason of exercise of the power of sale or the foreclosure of the Mortgage or other proceedings brought to enforce the rights of the holder thereof, by deed in lieu of foreclosure or by any other method, and Lender or Purchaser succeeds to the interest of Lessor under the Lease, Lessee shall attorn to Lender or Purchaser as its lessor, said attornment to be effective and self-operative without the execution of any other instruments on the part of either party hereto immediately upon Lender’s or Purchaser’s succeeding to the interest of the Lessor

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under the Lease, and the Lease shall continue in accordance with its terms between Lessee as lessee and Lender or Purchaser as lessor; provided, however, that:
          (a) Lender or Purchaser shall not be personally liable under the Lease and Lender’s or Purchaser’s liability under the Lease shall be limited to the ownership interest of Lender or Purchaser in the Property;
          (b) Lender or Purchaser shall not be liable for any act or omission of any prior lessor (including Lessor);
          (c) Lender or Purchaser shall not be subject to any offsets or defenses which Lessee might have against any prior lessor (including Lessor);
          (d) Lender or Purchaser shall not be bound by any prepayment of rent or deposit, rental security or any other sums deposited with any prior lessor (including Lessor) under the Lease, with the exception of the Prepayment of Monthly Rent pursuant to the Amendment, unless actually received by Lender or Purchaser;
          (e) Lender or Purchaser shall not be bound by any agreement or modification of the Lease made without Lender’s or Purchaser’s written consent;
          (f) Lender or Purchaser shall not be bound to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Leased Premises or the Property required under the Lease or any expansion or rehabilitation of existing improvements thereon, or for the payment of any tenant allowance or incentive, or for restoration of improvements following any casualty not required to be insured under the Lease or for the costs of any restorations in excess of any proceeds recovered under any insurance required to be carried under the Lease; and
          (g) Lender or Purchaser shall not be bound by any radius restriction or other restriction on competition beyond the Property.
The obligation of Lessee to attorn as described in this Paragraph 3 is independent of Lender’s nondisturbance obligation under Paragraph 2. Lessee expressly acknowledges and agrees that a default by Lessee under the Lease (beyond any period given Lessee in the Lease to cure such default), (i) shall terminate Lender’s nondisturbance obligation, and (ii) shall not terminate Lessee’s attornment obligation or any other agreements by Lessee set forth herein; provided, however, at Purchaser’s sole option, Purchaser may elect to reject Lessee’s attornment by written notice to Lessee delivered within thirty (30) days following acquisition of the interest of Lessor. If Purchaser accepts such attornment, Purchaser shall be entitled to exercise any or all of its rights and remedies under the Lease and/or at law or in equity by reason of default by Lessee under the Lease (beyond any period given Lessee in the Lease to cure such default).
     10. Lessee certifies to Lender that the Lease is presently in full force and effect with no defaults thereunder by Lessor or by Lessee and unmodified except as indicated hereinabove; that the term thereof has commenced and the full rental is now accruing thereunder; that Lessee has accepted possession of the Leased Premises and that any improvements required by the terms

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of the Lease to be made by Lessor have been completed to the satisfaction of Lessee; that any tenant allowances or other payments to be made by Lessor to Lessee have been made; that no rent under the Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Lessee is as set forth in the Lease; and that Lessee has no charge, lien, claim or offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.
     11. Lessee agrees with Lender that from and after the date hereof, Lessee will not enter into any agreements amending the Lease without Lender’s prior written consent and that Lessee will not terminate or seek to terminate the Lease by reason of any act or omission of the Lessor thereunder until Lessee shall have given written notice, by certified mail, return receipt requested, of said act or omission to Lender, which notice shall be addressed to Massachusetts Mutual Life Insurance Company, c/o Babson Capital Management LLC, 1500 Main Street, Suite 2100, Springfield, Massachusetts 01115-5189, Attention: Managing Director, Real Estate Investment Division, and until a reasonable period of time shall have elapsed following the giving of such notice, but not greater than ninety (90) days, during which period Lender shall have the right, but shall not be obligated, to remedy such act or omission.
     12. Lessee covenants that it will not subordinate the Lease to any other mortgage or deed of trust without Lender’s prior written consent.
     13. Lessor, by its execution of this Agreement, does hereby authorize Lessee to make all rent and additional rent payments due under the Lease to Lender, should Lender notify Lessee in writing that Lender is invoking its right under the Mortgage to receive all rent and additional rent payments due under the Lease.
     14. This Agreement shall inure to the benefit of and shall be binding upon Lessee and Lender, and their respective heirs, personal representatives, successors and assigns. This Agreement may not be altered, modified or amended except in writing signed by all of the partied hereto. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be governed by and construed according to the laws of the state where the Property is located.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WITNESSES (2)	LESSEE: [ ]

By

Its

WITNESSES (2)	LENDER:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

	By:	Babson Capital Management LLC

	Its:	Authorized Agent

By:

Name:
Title:

WITNESSES (2)	Consented to:

LESSOR: [ ]

By

Its

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ACKNOWLEDGEMENTS

STATE OF	)
	)	ss.
COUNTY OF	)
     On this, the ___day of                      200_, before me, the undersigned party, personally appeared                                          who acknowledged himself/herself to be the                      of                                         , a                                          , and that he/she as such                     , being authorized to do so, executed the foregoing Lease Subordination, Nondisturbance and Attornment Agreement for the purposes therein contained by signing the name of the                      by himself/herself as                     .
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commissions Expires:

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss.
COUNTY OF HAMPDEN	)
     On this, the ___day of                      200_, before me, the undersigned party, personally appeared                                          who acknowledged himself/herself to be the Managing Director of Babson Capital Management LLC, a Delaware limited liability company, and that he/she as such Managing Director being authorized to do so, executed the foregoing Lease Subordination, Nondisturbance and Attornment Agreement for the purposes therein contained by signing the name of the company himself/herself as Managing Director.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

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STATE OF	)
	)	ss.
COUNTY OF	)
     On this, the ___day of                      200_, before me, the undersigned party, personally appeared                                          who acknowledged himself/herself to be the                      of                                         , a                                          , and that he/she as such                     , being authorized to do so, executed the foregoing Lease Subordination, Nondisturbance and Attornment Agreement for the purposes therein contained by signing the name of the                      by himself/herself as                     .
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commissions Expires:

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Exhibit A
Legal Description of Property

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EXHIBIT C
attached to and made a part of the
FOURTH AMENDMENT TO LEASE
between RREEF AMERICA REIT III-Z1 LLC
and AMERESCO, INC.
dated January 1, 2010
111 Speen Street, Framingham, MA
EXPANSION SPACE (approximate)

1,172 SF
1,474 SF

FOURTH FLOOR
111 SPEEN STREET
FRAMINGHAM, MASSACHUSETTS
2006_0056MP4 2/2/2006

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C-1